Exhibit 99.1

Report of Independent Registered Public Accounting Firm on Supplemental Information

To the Stockholders and Board of Directors

TPG Specialty Lending, Inc.:

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the PCAOB), the consolidated financial statements of TPG Specialty Lending, Inc. and subsidiaries (the Company) as of December 31, 2019 and 2018 and for each of the years in the three-year period ended December 31, 2019, and our report dated February 19, 2020 expressed an unqualified opinion on those consolidated financial statements.

We have also previously audited, in accordance with the standards of the PCAOB, the consolidated balance sheets of the Company, including the consolidated schedules of investments, as of December 31, 2017, 2016, 2015, 2014, 2013, 2012, and 2011, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2016, 2015, 2014, 2013, 2012, and 2011 (none of which is presented herein), and we expressed unqualified opinions on those consolidated financial statements.

The senior securities table included in Part II, Item 5 of the Annual Report of the Company for the year ended December 31, 2019, under the caption “Senior Securities” (the Senior Securities Table) has been subjected to audit procedures performed in conjunction with the audit of the Company’s consolidated financial statements. The Senior Securities Table is the responsibility of the Company’s management. Our audit procedures included determining whether the Senior Securities Table reconciles to the respective consolidated financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the Senior Securities Table. In forming our opinion on the Senior Securities Table, we evaluated whether the Senior Securities Table, including its form and content, is presented in conformity with the instructions to Form N-2. In our opinion, the Senior Securities Table is fairly stated, in all material respects, in relation to the consolidated financial statements as a whole.

/s/ KPMG LLP

New York, New York

February 19, 2020